Exhibit 5.1

                May 4, 2007

Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740

  Re:
  Registration Statement on Form S-1 (File No. 333-137124)

Ladies and Gentlemen:

              You have requested our opinion with respect to certain matters in connection with the filing by Clean Energy Fuels Corp., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the offering for sale of an aggregate of up to 23,000,000 shares of the Company's Common Stock, $0.0001 par value (the "Shares"), of which up to 10,000,000 shares will be sold by the Company and up to 13,000,000 shares will be sold by the selling stockholders named therein (the "Selling Stockholders"). Of the shares to be sold by the Selling Stockholders, 282,795 shares will be purchased by the Selling Stockholders prior to their sale under outstanding stock options (the "Stockholder Option Shares"), and 12,717,205 shares are currently outstanding (the "Stockholder Outstanding Shares").

              This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

              In connection with this opinion, we have reviewed the Registration Statement, the Company's charter documents, resolutions adopted by the Board of Directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

              Based on the foregoing review, and in reliance thereon, we are of the opinion that (i) the Stockholder Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) the Shares to be sold by the Company, when issued and sold in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) the Stockholder Option Shares, when issued and paid for as contemplated in the applicable stock option or warrant agreements and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

              We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the "Legal Matters" portion of the Registration Statement.

              We express no opinion as to matters governed by any laws other than California and Delaware general corporate law.

              This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton LLP SHEPPARD, MULLIN, RICHTER & HAMPTON LLP